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              DOMINION RESOURCES ANNOUNCES FINAL PRORATION FACTORS
                  FOR ITS MERGER WITH CONSOLIDATED NATURAL GAS

Richmond,  Va.  February  1, 2000 -  Dominion  Resources  Inc.  (NYSE:  D) today
announced   final   proration   factors  in  connection  with  its  merger  with
Consolidated Natural Gas, which became effective on January 28, 2000.

DOMINION RESOURCES SHARES

All Dominion stock elections will be honored and shareholders who elected stock will receive a one-for-one exchange of shares. Shareholders who did not make an election, elected "no preference," or purchased Dominion stock after 5:00 p.m. on January 21, 2000 will receive a one-for-one exchange of shares.

Dominion shareholders who elected cash will receive cash based on a proration factor of .754433. This factor will be applied to any shares for which a cash election was made. Shares accepted for cash will be paid at $43.00 per share, and the remaining shares will be exchanged for new Dominion stock at an exchange rate of one-for-one.

As a result of the merger, approximately 18 percent of total outstanding old Dominion Resources shares will be exchanged for cash and 82 percent for stock.

CONSOLIDATED NATURAL GAS SHARES

All cash elections will be honored and shareholders will receive $66.60 per CNG share. Shareholders who did not make an election, elected "no preference," or purchased CNG stock after 5:00 p.m. on January 21, 2000 will receive $66.60 in cash in exchange for each share held.

CNG shareholders who elected stock will receive Dominion stock including cash top-up based on a proration factor of .796471 applied to the shares for which stock was elected. The remaining shares will be exchanged for cash at a rate of $66.60 per share. The issuance of stock for CNG holders will be based on the following:

Cash Rate:                         $66.60 per share
Exchange Ratio:                    1.52
Rate for Cash-in-Lieu of Fraction: $40.625
Top-Up Amount:                     $5.2920
Dominion Average Price:            $40.3344 (average of closing prices on
                                   the NYSE for the 20 trading days ending
                                   January 13, 2000)
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Approximately  40 percent of total  outstanding CNG shares will be exchanged for cash and 60 percent will be exchanged for Dominion Resources shares and cash top-up.

Dominion Resources is an energy holding company headquartered in Richmond, Virginia. It is active in regulated and competitive electric power, natural gas and oil development and selected financial services. It has electric power and natural gas operations throughout the United States and in Canada and the United Kingdom. In February 1999, Dominion Resources and Consolidated Natural Gas agreed to merge. Headquartered in Pittsburgh, CNG is one of the nation's largest producers, transporters, distributors and retail marketers of natural gas. CNG explores for and produces oil and natural gas in the United States and Canada; its natural gas transmission and distribution operations serve customers in Ohio, Pennsylvania, Virginia, West Virginia, New York and other states in the Northeast and Mid-Atlantic regions. The merger of Dominion Resources and CNG will create the nation's largest fully integrated gas and electric utility, serving nearly 4 million customers. The merger closed on January 28, 2000. Immediately following the merger closing, outstanding shares of Dominion Resources stock will total approximately 238 million. Dominion shares will continue to trade on the New York Stock Exchange under the current trading symbol, D. The CUSIP for new Dominion Resources common stock will be 25746U109.


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Media Contacts:            Mark G. Lazenby (804) 819-2042
                           Hunter A. Applewhite (804) 819-2043

Analyst Contacts:          Thomas P. Wohlfarth (804) 819-2150
                           Suzette M. S. Mata (804) 819-2154
                           Joseph G. O'Hare (804) 819-2156